Exhibit 21
DIRECT AND INDIRECT SUBSIDIARIES OF
NorthWestern Energy Group, Inc.
As of December 31, 2024

Name	State of Jurisdiction of Incorporation or Limited Partnership

NorthWestern Corporation	Delaware
NorthWestern Energy Public Service Corporation	South Dakota
The Clark Fork and Blackfoot, L.L.C.	Montana
NorthWestern Services, LLC	Delaware
Canadian-Montana Pipe Line Corporation	Canada
Risk Partners Assurance, Ltd.	Bermuda
Lodge Creek Pipelines, LLC	Nevada
Willow Creek Gathering, LLC	Nevada
Havre Pipeline Company, LLC	Texas
NorthWestern Energy Solutions, Inc.	Delaware